Exhibit (b)(vi)

Compass Pathways plc

August 18, 2023

Citibank, N.A. - ADR Department
388 Greenwich Street
New York, New York 10013

Attention: Ryan Everett

Re:	PIPE Securities Series Letter Agreement

Ladies and Gentlemen:

Reference is hereby made to (i) the Deposit Agreement, dated as of September 22, 2020 (the “Deposit Agreement”), by and among Compass Pathways plc, a public limited company incorporated under the laws of England and Wales (the “Company”), Citibank, N.A., a national banking association organized and existing under the laws of the United States of America, as Depositary (the “Depositary”), and all Holders and Beneficial Owners of American Depositary Shares (“ADSs”) issued thereunder, and (ii) the Restricted ADS Letter Agreement, dated as of August 18, 2023 (the “Restricted ADS Letter Agreement”), by and between the Company and the Depositary. Capitalized terms used but not defined herein shall have the meanings given to them in the Deposit Agreement, or, in the event so noted herein, in the Restricted ADS Letter Agreement.

The Company has, upon the terms set forth in that certain Securities Purchase Agreement, dated as of August 16, 2023 (the “Securities Purchase Agreement”), by and among the Company and each purchaser identified on Exhibit A thereto (each, an “ADS Purchaser”), offered and agreed to sell an aggregate of (i) 16,076,750 ADSs of the Company to the ADS Purchasers, such ADSs to be issued to the ADS Purchasers by the Depositary in the form of Restricted ADSs upon the terms set forth herein and the Restricted ADS Letter Agreement, and (ii) warrants to purchase up to 16,076,750 ADSs, in each case in reliance upon the exemptions from registration afforded by the provisions of Section 4(a)(2) (the “Section 4(a)(2) Exemption”) of the Securities Act of 1933, as amended (the “Securities Act”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act (such transaction, the “Private Placement”).

The purpose and intent of this PIPE Securities Series Letter Agreement is to supplement the Deposit Agreement and the Restricted ADS Letter Agreement for the purpose of accommodating (i) the issuance of Restricted ADSs to the ADS Purchasers in connection with the Private Placement (such Restricted ADSs, “Private Placement ADSs”), (ii) the sale, transfer or cancellation of such Private Placement ADSs, and (iii) certain ancillary transactions further described below.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree, notwithstanding the terms of the Deposit Agreement, as follows:

1.                  Deposit of Shares. The Company and the Depositary hereby agree that upon the consummation of the Private Placement, the Company shall (i) cause 16,076,750 Shares (the “Private Placement Shares”) to be issued and deposited with the Custodian and (ii) instruct the Depositary to issue and deliver the corresponding 16,076,750 Private Placement ADSs in the form of Restricted ADSs in respect thereof, in each case upon the terms of Section 2.13 and 2.14 of the Deposit Agreement, as supplemented by this PIPE Securities Series Letter Agreement and the Restricted ADS Letter Agreement, to the ADS Purchasers or their designees.

2.                  Depositary Procedures. In furtherance of the foregoing, the Company hereby instructs the Depositary, and the Depositary agrees, upon the terms and subject to the conditions set forth in Section 2.14 of the Deposit Agreement as supplemented by this PIPE Securities Series Letter Agreement and the Restricted ADS Letter Agreement, to (i) establish procedures to enable (a) the Company to deposit 16,076,750 Private Placement Shares, to be represented by 16,076,750 Private Placement ADSs, with the Custodian by the Company on behalf of the ADS Purchasers as a valid deposit of such Private Placement Shares under the Deposit Agreement in order to enable the issuance by the Depositary of Restricted ADSs, and (b) the transfer of the Private Placement ADSs, the removal of the transfer and other restrictions with respect to Private Placement ADSs in order to create freely transferable unrestricted ADSs, and the withdrawal of the Private Placement Shares underlying the Private Placement ADSs, in each case upon the terms and subject to the conditions set forth in the Deposit Agreement as supplemented by the terms of this PIPE Securities Series Letter Agreement and the Restricted ADS Letter Agreement, and (ii) deliver an account statement (the “Account Statement”) to the holders of Private Placement ADSs following the issuance of the Private Placement ADSs upon the terms set forth herein. Nothing contained in this PIPE Securities Series Letter Agreement shall in any way obligate the Depositary, or give authority to the Depositary, to accept any Shares other than the Private Placement Shares described herein for deposit under the terms hereof.

The Depositary shall (i) cause the Private Placement ADSs issued upon the deposit of the corresponding Private Placement Shares to be separately identified on the books of the Depositary under CUSIP No.: 20451W994, and (ii) cause each of the Private Placement Shares represented by the Private Placement ADSs to be held, to the extent practicable, separate and distinct by the Custodian from the other Deposited Securities held by the Custodian in respect of the ADSs issued under the Deposit Agreement that are not Private Placement ADSs. The Private Placement ADSs shall not be eligible for inclusion for settlement in DTC.

The Company hereby advises the Depositary, and the Depositary hereby agrees and acknowledges, that the Private Placement ADSs issuable in accordance with the terms of this PIPE Securities Series Letter Agreement shall be eligible to exercise all voting rights and receive dividend distributions, in each case in the manner and to the extent otherwise afforded to Restricted ADSs pursuant to the Deposit Agreement.

The Depositary is hereby authorized and directed to issue the Private Placement ADSs as uncertificated Restricted ADSs registered on the books of the Depositary in the name of the ADS Purchasers or their respective designees for the benefit of each such ADS Purchaser.

3.                  Company Assistance. The Company agrees to (i) provide commercially reasonable assistance upon the request of and to the Depositary in the establishment of such procedures to enable (a) the acceptance of the deposit by the Company of the Private Placement Shares, and (b) the issuance of Private Placement ADSs, the transfer of Private Placement ADSs, the withdrawal of the Private Placement Shares, and the conversion of Private Placement ADSs into freely transferable unrestricted ADSs, and (ii) take all commercially reasonable steps requested by the Depositary to ensure that the acceptance of the deposit of the Private Placement Shares, the issuance of Private Placement ADSs, the transfer of the Private Placement ADSs, the conversion of Private Placement ADSs into freely transferable unrestricted ADSs, and the withdrawal of the Private Placement Shares, in each case upon the terms and conditions set forth herein, do not prejudice any substantial existing rights of Holders and Beneficial Owners of ADSs (that are not Restricted ADSs) and do not violate the provisions of the Securities Act or any other applicable laws.

4.                  Issuance and Delivery of Private Placement ADSs. In connection with the Private Placement, the Company hereby instructs the Depositary to issue the Private Placement ADSs in the form of Restricted ADSs against the registration and deposit of the Private Placement Shares by the Company, for and on behalf of the ADS Purchasers in connection with the Private Placement, subject to compliance with the terms and conditions of the Deposit Agreement, as supplemented by the Restricted ADS Letter Agreement, including, without limitation, receipt by the Depositary of all applicable fees.

The Depositary hereby agrees to deliver the Private Placement ADSs in the form of Restricted ADSs in accordance with the Deposit Agreement, this PIPE Securities Series Letter Agreement and the Restricted ADS Letter Agreement upon receipt (i) from the Company of a duly completed and signed Standard Consent and Delivery Instruction - Company (as defined in the Restricted ADS Letter Agreement) or, from an ADS Purchaser, a Standard Consent and Delivery Instruction – Restricted Holder (as defined in the Restricted ADS Letter Agreement); (ii) of confirmation of deposit from the Custodian of the applicable Private Placement Shares by the Company; (iii) the opinions referred to in Section 6 of this PIPE Securities Series Letter Agreement below; and (iv) payment of the applicable ADS issuance fees, taxes, and expenses payable under the terms of the Deposit Agreement, this PIPE Securities Series Letter Agreement and the Restricted ADS Letter Agreement.

5.                  Representations and Warranties. The Company hereby represents and warrants as of the date hereof and as of the date of each subsequent deposit of Private Placement Shares under this PIPE Securities Series Letter Agreement that (a) the Private Placement Shares being deposited or to be deposited by the Company, or by, for, or on behalf of, the applicable Restricted Holders for the purpose of the issuance of Private Placement ADSs are, or will be, validly issued, fully paid and therefore not subject to any call for the payment of further capital, non-assessable, and free and clear of any lien, encumbrance, security interest, charge, mortgage, adverse claim or preemptive rights of the holders of outstanding Shares (save for those conferred under statute or set out in article 8 of the Company’s articles of association adopted on 22 September 2020), and free from any transfer and voting restrictions (save for those conferred under statute), and free from any transfer and voting restrictions (save for those conferred under statute), (b) the deposit from time to time of Private Placement Shares by the Company, or by, for, or on behalf of, Restricted Holders and the issuance and delivery of Private Placement ADSs, in each case upon the terms contemplated herein, will not, as of the time of such deposit and issuance, require registration under the Securities Act, (c) all approvals required by the law of England and Wales to permit the deposit of Private Placement Shares under the Deposit Agreement, this PIPE Securities Series Letter Agreement and the Restricted ADS Letter Agreement have been, or will be, obtained prior to the deposit of Private Placement Shares, (d) the Private Placement Shares are of the same class as and rank pari passu, and will be fully fungible, with the other Shares on deposit under the Deposit Agreement (notwithstanding the parentheticals in (a), above), and (e) to the Company’s knowledge, none of the terms of this PIPE Securities Series Letter Agreement and none of the transactions contemplated in this PIPE Securities Series Letter Agreement violate any court judgment or order issued against the Company or any material contract to which it is a party. Such representations and warranties shall survive each deposit of Private Placement Shares and each issuance of Private Placement ADSs hereunder. The Company further represents to the Depositary that the issuance of the ADSs to the ADS Purchasers pursuant to the Securities Purchase Agreement was a transaction not involving any public offering pursuant to Section 4(a)(2) of the Securities Act.

6.                  Opinion Coverage. In addition to those opinions described in Section 2 of the Restricted ADS Letter Agreement, the Company shall at the time of execution of this PIPE Securities Series Letter Agreement cause (A) its U.S. counsel to deliver an opinion to the Depositary as of the date hereof stating, inter alia, that (i) assuming its due authorization, execution and delivery, this PIPE Securities Series Letter Agreement is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, under the laws of the State of New York, except as the enforcement thereof may be subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity, and (ii) the deposit of Private Placement Shares by the Company, or by, for, or on behalf of, the Restricted Holders and the issuance and delivery of Private Placement ADSs, in each case upon the terms contemplated herein, do not require registration of the Private Placement Shares under the Securities Act, and (B) its English counsel to deliver an opinion to the Depositary as of the date hereof stating, inter alia, that (i) the Company has duly authorized and executed this PIPE Securities Series Letter Agreement, (ii) a final and conclusive judgment properly obtained in a court of competent jurisdiction in New York against the Company arising out of or in connection with the PIPE Securities Series Letter Agreement will be recognized in England and Wales at common law by an action or counterclaim for the amount due under such judgment, (iii) no authorizations or consents of governmental, judicial or other public bodies in England are required in connection with the deposit of Private Placement Shares held by the Restricted Holders under the Deposit Agreement, the Restricted ADS Letter Agreement and this PIPE Securities Series Letter Agreement, and (iv) the terms of this PIPE Securities Series Letter Agreement and the transactions contemplated by this PIPE Securities Series Letter Agreement do not contravene or conflict with any existing statutes having the force of law in England applicable to companies generally.

7.                  Mutatis Mutandis. The Company and the Depositary hereby agree that the following provisions of the Restricted ADS Letter Agreement shall apply to this PIPE Securities Series Letter Agreement, mutatis mutandis, as if they had been fully set forth herein: (i) Section 4 – Stop Transfer Notation and Legend, (ii) Section 5 - Limitations on Transfer of Restricted ADSs, (iii) Section 6 – Limitations On Cancellation of Restricted ADSs, (iv) Section 7 – Fungibility, (v) Section 8 – Limitations On Exchange of Restricted ADSs for Freely Transferrable ADSs, (vi) Section 9 – Removal of Restrictions, and (vii) Section 11 – Indemnity. For the avoidance of doubt, to the extent Private Placement ADSs are issued under and pursuant to the terms of this PIPE Securities Series Letter Agreement, the above referenced provisions set forth in the Restricted ADS Letter Agreement shall apply to such Private Placement ADSs and the transactions contemplated herein.

8.                  Depositary Fees. Subject to any other agreements between the Company and the Depositary with respect to the manner in which the fees payable to the Depositary hereunder are paid, the Company and the Depositary agree that the Company shall pay to the Depositary: (i) an ADS issuance fee of up to US$0.05 per Private Placement ADS issued in accordance with the terms hereunder, and (ii) all costs and expenses (including all related legal fees) incurred by or on behalf of the Depositary in connection with the issuance and delivery of Private Placement ADSs as contemplated by this PIPE Securities Series Letter Agreement. For the avoidance of doubt, the Company shall pay all such other fees, costs and expenses payable under the terms of the Deposit Agreement and the Restricted ADS Letter Agreement.

9.                  Fractional Shares and ADSs. Notwithstanding anything to the contrary in the Deposit Agreement, the Company will not deliver to the Depositary or the Custodian in connection with the issuance of Private Placement ADSs, and the Depositary shall not be required to accept under any circumstances (i) any fraction of a Private Placement Share, nor (ii) a number of Private Placement Shares which upon application of the ADS to Share ratio would give rise to a fraction of a Private Placement ADS. Also, the Depositary shall not be required to accept or distribute under any circumstances, any cash payments for fractional entitlements.

10.              F-6 Registration Statement. The parties hereto agree that a signed copy of this PIPE Securities Series Letter Agreement shall be filed as an exhibit to the next Registration Statement on Form F-6 (or next amendment to the existing Registration Statement on Form F-6 currently on file) in respect of the ADSs. The parties hereto further agree that, notwithstanding anything contained herein to the contrary, the Depositary shall not be obligated to issue any Private Placement ADSs if there is an insufficient number of ADS then registered under the existing Registration Statement on Form F-6 then on file, or if such Registration Statement on Form F-6 is the subject of a stop order or a proceeding for that purpose.

11.              Governing Law and Jurisdiction. This PIPE Securities Series Letter Agreement shall be interpreted in accordance with, and all the rights and obligations hereunder and provisions hereof and thereof shall be governed by, the laws of the State of New York as applicable to contracts to be wholly performed within the State of New York. Each of the Company and the Depositary agrees that the federal or state courts in the City of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute between them that may arise out of or in connection with this PIPE Securities Series Letter Agreement, and, for such purposes, each irrevocably submits to the non-exclusive jurisdiction of such courts. The Company hereby irrevocably designates, appoints and empowers Kabir Nath (the “Agent”) now at 130 Madison Avenue, 3rd Floor, New York, New York 10002, United States of America, as its authorized agent to receive and accept for and on its behalf, and on behalf of its properties, assets and revenues, service by mail of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding brought against the Company in any federal or state court as described in the preceding sentence or as otherwise contemplated herein. If for any reason the Agent shall cease to be available to act as such, the Company agrees to designate a new agent in New York on the terms and for the purposes set forth herein reasonably satisfactory to the Depositary. The Company further hereby irrevocably consents and agrees to service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Company, by service by mail of a copy thereof upon the Agent (whether or not the appointment of such Agent shall for any reason prove to be ineffective or such Agent shall fail to accept or acknowledge such service), with a copy mailed to the Company by registered or certified air mail, postage prepaid, to its address provided in Section 7.5 of the Deposit Agreement. The Company agrees that the failure of the Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon. The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any actions, suits or proceedings brought in any court as provided in this PIPE Securities Series Letter Agreement, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

12.              Successors and Assigns; Amendment; Miscellaneous. This PIPE Securities Series Letter Agreement shall be binding upon the parties hereto, and their respective legal successors and assigns. This PIPE Securities Series Letter Agreement may not be modified or amended except by a writing signed by both parties hereto. The parties hereto agree to duly execute and deliver, or cause to be duly executed and delivered, such further documents and instruments and do and cause to be done such further acts, as may be reasonably requested by the other party in order to implement the terms and provisions of this PIPE Securities Series Letter Agreement and to effectuate the purpose and intent hereof.

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This PIPE Securities Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of such counterparts shall constitute the same agreement.

The Company and the Depositary have caused this PIPE Securities Letter Agreement to be executed and delivered on their behalf by their respective officers thereunto duly authorized as of the date set forth above.

COMPASS PATHWAYS PLC

By:	/s/ Michael Falvey
Name: Michael Falvey Title: Chief Financial Officer

CITIBANK, N.A.
as Depositary

By:	/s/ Keith Galfo
Name: Keith Galfo Title: Vice President